THE COMMERCE FUNDS
                    INTERIM SUB-ADVISORY AGREEMENT
                        INTERNATIONAL EQUITY FUND



AGREEMENT, dated as of August 8, 2000 between Commerce Bank, N.A. with its principal offices and places of business in St. Louis, Missouri and Kansas City, Missouri (the Advisor), and T. Rowe Price International, Inc., a corporation with its principal office and place of business at 100 East Pratt Street, Baltimore, Maryland (Sub-Advisor);

WHEREAS, THE COMMERCE FUNDS (the Trust) is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the 1940 Act);

WHEREAS, the Advisor has been appointed as investment advisor to the Trusts International Equity Fund (the Fund); and

WHEREAS, the Advisor wishes to retain the Sub-Advisor to assist it in the provision of a continuous investment program for the Fund and the Sub-Advisor is willing to render such assistance;

WHEREAS, Rowe Price-Fleming International, Inc. has been providing sub-advisory services to the Fund under a separate agreement, which terminated as of the date hereof, and was renamed as T. Rowe Price International, Inc. in connection with a change in control involving Rowe Price-Fleming International, Inc., and will continue as investment Sub-Advisor provided the conditions of Rule 15a-4 under the 1940 Act are met;

WHEREAS, the Board of Trustees of the Fund have approved this Agreement, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Appointment. The Advisor hereby appoints Sub-Advisor to act as sub-advisor for the Fund as permitted by the Advisors Advisory Agreement with the Trust. The Sub-Advisor accepts such appointment and agrees to render the services required hereby for the compensation provided in this Agreement.

2.       Sub-Advisory Services.  Subject to the supervision of the Trusts
Board of Trustees and the Advisor, the Sub-Advisor will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Sub-Advisor will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, subject to the Advisors approval of the overall investment objection of each Fund, and will arrange for the purchase and sale of securities and other investments of the Fund. The Sub-Advisor will provide the services under this Agreement, in accordance with the Funds investment objective, policies and restrictions as stated in the Prospectus, Statement of Additional Information and supplements and resolutions adopted from time to time by the Trusts Board of Trustees.

(a) will perform its obligations hereunder in conformity with all applicable Rules and Regulations of the SEC, and will in addition conduct its activities under this Agreement in accordance with other applicable law;

(b) will send trade information to the Advisor via telecopier or electronic delivery on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Advisor;

(c) will place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Sub-Advisor. In executing portfolio transactions and in selecting brokers or dealers, the Sub-Advisor will use its reasonable effort to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors it deems relevant, including, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts to which the Sub-Advisor or any affiliate thereof exercise investment discretion. The Sub-Advisor is authorized, subject to the prior approval of the Trusts Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to the Fund and to the Trust. In no instance will portfolio securities be purchased from or sold to the Sub-Advisor or the principal underwriter for the Trust or an affiliated person of either acting as principal or as broker, except as permitted by law. In executing portfolio transactions for the Fund, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may but shall not be obligated to aggregate the securities to be sold or purchased with those of their other clients where such aggregation is not inconsistent with the policies set forth in the Funds Prospectus. In such event, the Sub-Advisor will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Fund and such other clients;

(d) will not make loans to any person to purchase or carry Fund shares or make interest bearing loans to the Fund, except as provided in the Funds Prospectus and Statement of Additional Information;

(e) will maintain all books and records with respect to the securities transactions of the Fund entered into pursuant to this Agreement; keep books of account with respect to the Fund as required in connection with its services under the 1940 Act; and furnish the Trusts Board of Trustees with such periodic and special reports as the Board may reasonably request; and

(f) will treat confidentiality and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders of the Fund, except for such information that is in the public domain, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder except where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Without limiting the generality of the foregoing, the Sub-Advisor further agrees that it will:

(g) manage in periodic consultation with the Advisor the Fund's temporary investments in securities;

(h) place orders for the Fund either directly with the issuer or with any broker or dealer;

(i) manage the Fund's overall cash position, and determine from time to time what portion of the Fund's assets will be held in different currencies;

(j) as requested on a reasonable basis, provide the Advisor with foreign broker research;

(k) provide the advisor with a quarterly review of international economic and investment developments, and occasional "White Papers" on international investment issues; and

(l) attend regular business and investment related meetings with the Trust's Board of Trustees and the Advisor if requested to do so by the Trust or Advisor.

3.       Services Not Exclusive.

(a) Sub-Advisor agrees not to solicit any bank prospect for the purposes of providing the services provided hereunder with respect to an investment program similar to the International Equity Fund in Kansas, Missouri and the region of Southern Illinois.
Provided however, that nothing in this paragraph shall preclude the Sub-Advisor from servicing bank clients in the above-mentioned area or any bank prospect that relocates its headquarters in Kansas, Missouri or Southern Illinois.

(b) Subject to subsection (a) above, the services furnished by the Sub-Advisor hereunder are deemed not to be exclusive and nothing in this Agreement shall (i) prevent the Sub-Advisor or any affiliated person as defined in the 1940 Act) of the Sub-Advisor from acting as investment advisor or manager for any other person or persons, including without limitation other management investment companies with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the Sub-Advisor or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its own accounts or for the accounts of others for whom it may be acting.

(c) Nothing contained in this agreement (including, without limitation, the Sub-Advisor's confidentiality obligation under Section 2(f)), however, shall prohibit the Sub-Advisor from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Trust.

4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Trust and the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1.

5. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund.

6. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Advisor will pay the Sub-Advisor monthly and the Sub-Advisor will accept as full compensation therefor: a fee at an annual rate of .75 of 1% of the first
$20 million of average daily net assets; .60 of 1% of the next $30 million of average daily net assets; .50 of 1% of the average daily net assets above $50 million; provided that the foregoing fee schedule shall not apply when the Funds assets are (i) more than $200 million but less than $50 million, at which time the fee will be reset to
 .50 of 1% of the Funds average daily net assets, and the Sub-Advisor shall accept such fee as full compensation for its services hereunder, and (ii) $500 million or more, at which time the fee will be reset to .45 of 1% of the Funds average daily net assets, and the Sub-Advisor shall accept such fee as full compensation for its services hereunder. In addition, the Sub-Advisor will apply a transition fee credit on assets over $184 million and under $200 million as described in Attachment 1 to this Agreement. Subject to Section 10 (b) hereof, if this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

7. Limitation of Liability of the Sub-Advisor. The Sub-Advisor or any of its officers, directors or employees shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund in connection with the matters to which this Agreement relates, except a loss resulting from bad faith, willful misconduct or gross negligence in the performance of these duties or for losses resulting from a breach of its fiduciary duty with respect to the receipt of compensation for services.

8. Duration and Termination. The term of this Agreement shall begin on the date first above written and shall terminate without penalty upon the earlier of (i) 150 days from the date hereof, (ii) 10 calendar days written notice by the Trust to the Advisor, provided that the Trusts Board of Trustees or a Majority (as defined below) of the outstanding voting securities of the Fund have voted to terminate the Agreement; (iii) an event of assignment (as defined in the 1940 Act); and (iv) upon the effective date of a Sub-Advisory Agreement between the Sub-Advisor and the Advisor that has received the approval of the vote of a Majority of the Funds outstanding voting securities. For purposes of the foregoing, Majority is defined as the lesser of (a) 67% of the shares of the Fund represented at a meeting, if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund.
 Subject to Section 10(a), termination of this Agreement shall not affect the right of the Sub-Advisor to receive payments on any unpaid balance of the compensation to which it is entitled under this Agreement earned prior to such termination.

9. Amendment of this Agreement. No provision of this Agreement may be waived, changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the waiver, change, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of a majority of the outstanding voting securities of the Fund.

10.      Escrow Provisions.

(a) Notwithstanding any other provision of this Agreement, in no event shall compensation paid to the Sub-Adviser hereunder exceed the amount permitted by Rule 15a-4 under the 1940 Act between the Adviser and Sub-Adviser; all compensation paid to the Sub-Adviser hereunder shall be held in an interest-bearing escrow account with the Advisor (the Escrow Account). Trust Funds held in the Escrow Account, including interest earned (Escrow Money), shall be paid to the Sub-Advisor promptly after approval of a Sub-Advisory Agreement between the Advisor and Sub-Advisor by the vote of a Majority of the Funds outstanding voting securities in accordance with the 1940 Act, provided that such approval is obtained no later than 150 days after the date of this Agreement.

(b) If a Sub-Advisory Agreement between the Advisor and Sub-Advisor is not approved by a vote of a majority of the Funds outstanding voting securities within the time period stated above, the Sub-Advisor shall receive from the Escrow Account as full compensation for its services hereunder the lesser of:
(x) the sum of the amount of any costs incurred by the Sub-Advisor in performing its duties under this Agreement prior to such termination plus any interest earned on that amount, or (y) the sum of the amount deposited in the Escrow Account plus any interest earned on that amount.

(c) Advisor shall deposit monthly advisory fees payable to Sub-Advisor in a segregated account with the Advisor and shall invest the same in a money market mutual fund or interest bearing bank account as from time to time Advisor and Sub-Advisor shall agree in writing. Whenever required by this Agreement to disburse any of the Escrow Money, the Advisor shall promptly liquidate sufficient investments to permit such disbursement to be made, or, if directed by the Sub-Advisor, distribute the Escrow Money in kind.

11. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:


                  To the Sub-Advisor at:
                  George Murnaghan
                  T. Rowe Price International, Inc.
                  c/o T. Rowe Price
                  100 E. Pratt Street
                  Baltimore, Maryland  21202

                  With copy to:
                  Darrell N. Braman, Esq.
                  T. Rowe Price International, Inc.
                  c/o T. Rowe Price
                  100 E. Pratt Street
                  Baltimore, Maryland  21202

                  To the Advisor at:
                  J. Daniel Stinnett, Esquire
                  Commerce Bank, N.A.
                  P.O. Box 419248
                  1000 Walnut Street
                  Kansas City, Missouri  64199-3686

                  To the Trust at:
                  W. Bruce McConnel, III, Esq.
                  Drinker Biddle & Reath LLP
                  One Logan Square
                  18th and Cherry Streets
                  Philadelphia, PA 19103-6996

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law. However, any litigation brought by either party to this Agreement shall be adjudicated in the appropriate court of jurisdiction within the State of Missouri.

This Agreement may be executed in counterparts, each of which will be deemed to be an original, and all of which, when taken together, shall be deemed to constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                              COMMERCE BANK, N.A.

Attest:

Signature illegible                           By: /s/Larry E. Franklin

                                              T. ROWE-PRICE INTERNATIONAL, INC.
Attest:

Signature illegible                           By:/s/Nancy M. Morris
                                              Nancy M. Morris
                                              Vice President



                                                            Attachment 1

                                   Transitional Fee Credit

To best accommodate the circumstance where Fund assets fall beneath $200 million and to prevent a decline in Fund assets from causing an increase in the absolute dollar fee, we offer a transitional credit to cushion the impact of reverting to the contractual-tiered fee schedule. The Sub-Advisor will give the Fund a credit against contractual fees payable to Sub-Advisor on average daily net assets of less than $200 million and greater than $184 million, which shall be determined annually as follows:


                       Portfolio asset size  $184 million x $80,000
                                    $16 million


The credit is determined by prorating the difference between the contractual tiered fee and the flat fee ($80,000 per year at all asset levels) over the difference between $200 million and the current portfolio size for fee calculation purposes.
The credit would approach $80,000 annually when the Portfolio size was close to $200 million and fall to zero at $184 million.

         The following example may be helpful in understanding the arrangement:



Portfolio Size 200 million              $192 million               $184 million

Fee Schedule 50 basis pts flat      Contractual-tiered       Contractual-tiered
                                 schedule, with             schedule (no credit)
                                 transitional credit

Annual fee
before credit  $1,000,000                $1,040,000                 $1,000,000

Transitional credit                   $     40,000
Net annual fee $1,000,000                $1,000,000                 $1,000,000